News Release

                         FOR:          ELJER INDUSTRIES, INC.

                         APPROVED BY:  Edward W. Fordyce, Jr.
                                       Vice President - General Counsel
                                       (214) 407-2600
For Immediate Release
- ---------------------

                         CONTACT:      Morgen-Walke Associates
                                       Lynn Morgen/June Filingeri
                                       (212) 850-5600
                                       Ken Pieper (214) 701-8851


            HOUSEHOLD INTERNATIONAL AND ELJER SUBSIDIARIES SUED BY HOECHST CELANESE IN CONNECTION WITH POLYBUTYLENE PLUMBING SYSTEMS


     Dallas, Texas, December 29, 1993- Eljer Industries, Inc. (NYSE:ELJ) reported today that Hoechst Celanese Corporation has filed suit in the Superior Court of New Jersey against Household International, Inc. (NYSE:HI), the former parent of Eljer Industries, and two subsidiaries of Eljer Industries. The suit alleges a scheme to induce Hoechst Celanese to sell and continue to sell raw materials for use in polybutylene plumbing systems and to divert to Hoechst Celanese the defendants' liability for claims and litigation arising from alleged failures in the plumbing systems. Named in the litigation are Eljer Manufacturing, Inc., a wholly-owned subsidiary of Eljer Industries, and United States Brass Corporation, a wholly-owned indirect subsidiary of Eljer Industries.

     Hoechst Celanese was the manufacturer of a resin from which U.S. Brass injection molded the Celcon acetal fittings previously used in its polybutylene plumbing systems. In its lawsuit, Hoechst Celanese asserts that the defendants failed to test the products and fraudulently induced Hoechst Celanese to sell and continue to sell raw materials for the plumbing systems from the late 1970s to 1990. Hoechst Celanese also claims that Household interfered with sharing arrangements between U.S. Brass and Hoechst Celanese for handling the plumbing system liability claims by rendering the subsidiaries of Eljer Industries incapable of meeting their respective obligations as a result of the spin-off of Eljer Industries by Household in 1989. In the lawsuit, Hoechst Celanese seeks compensatory and punitive damages from the defendants and a declaration that Household and Eljer Manufacturing are liable for all obligations of U.S. Brass arising out of the sharing arrangements and the polybutylene plumbing system actions.

                                   -MORE-

                         (LETTERHEAD OF MORGEN-WALKE)

                                                                        -Page 2-

           HOUSEHOLD AND ELJER SUBSIDIARIES SUED BY HOECHST CELANESE

     Eljer Industries noted that Hoechst Celanese, Shell Chemical Company, the manufacturer of polybutylene resin from which U.S. Brass extruded the pipe used in the plumbing system, and Eljer Industries and its subsidiaries are defendants in a number of lawsuits filed by homeowners, developers, builders and plumbing contractors which involve the polybutylene plumbing manufactured and sold by U.S. Brass. In defending these actions, the defendants are also litigating their respective responsibility and liability for the alleged defects in the plumbing system. As previously reported by Eljer, in cases in which systems have leaked, the vast majority of the failures experienced to date have involved Celcon fittings, rather than the polybutylene pipe. U.S. Brass stopped selling these fittings in residential site-built construction after 1986 and began selling copper and brass insert fittings which have performed satisfactorily.

     Scott G. Arbuckle, President and Chief Executive Officer of Eljer Industries, commented: "We deny the allegations against Eljer's subsidiaries and intend to vigorously defend this lawsuit. The new case by Hoechst Celanese involves many of the same issues involved in the pending polybutylene cases. In addition, the thrust of the new case seems to be against Household since substantially all of the actions complained of by Hoechst Celanese occurred prior to or in conjunction with the spin-off of Eljer Industries by Household in 1989."

     Eljer Industries, Inc. is a leading manufacturer and marketer of high quality products including plumbing, heating and ventilating products, for the residential and commercial construction, remodeling and repair, and do-it-yourself markets.

                                     # # #